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                                               Filing Pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-93629


PROSPECTUS SUPPLEMENT TO
PROSPECTUS DATED FEBRUARY 14, 2000 AND
PROSPECTUS SUPPLEMENT DATED MAY 17, 2001


                               ORGANOGENESIS INC.


                          1,400 Shares of Common Stock
                           _________________________

  You should read this prospectus supplement and the accompanying prospectus and prospectus supplement carefully before you invest. These documents contain information you should consider when making your investment decision.

  SEE "RISK FACTORS" BEGINNING ON PAGE S-3 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

  On June 12, 2001, we gave UBS Warburg LLC a purchase notice electing to sell 1,400 shares of our common stock pursuant to an Underwriting Agreement dated
May 7, 2001, between Organogenesis Inc. and UBS Warburg LLC, as underwriter. The purchase price to be paid by UBS Warburg LLC for the shares is $7.8455 per share, which was the volume-weighted average trading price of our common stock on the American Stock Exchange during regular trading hours on June 12, 2001, less a 6% discount.

Gross Proceeds to Company........................  $10,983.70
Underwriter's Discount...........................  $   659.02
Net Proceeds to Company..........................  $10,324.68

  Our common stock is listed on the American Stock Exchange under the symbol "ORG." On June 12, 2001, the last reported sales price of the common stock on the American Stock Exchange was $8.00. The common stock sold under this prospectus supplement will be listed on the American Stock Exchange after we notify the American Stock Exchange that the shares have been issued.

  You should rely only on the information provided or incorporated by reference in this prospectus supplement and the February 14, 2000 prospectus and the May 17, 2001 prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

                           _________________________

  NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           _________________________

            The date of this Prospectus Supplement is June 13, 2001

                                  UBS WARBURG